EXHIBIT 3
                                 ---------

                           AMENDED AND RESTATED
                           MANAGEMENT AGREEMENT
                                  BETWEEN
                           EWING & PARTNERS AND
                           VALUE PARTNERS, LTD.


     AGREEMENT dated effective as of January 1, 1998, by and between Ewing & Partners, a Texas general partnership (the "Management Company"), and Value Partners, Ltd., a Texas limited partnership (the "Partnership").

     1. The capitalized terms used without definition in this Agreement have the respective meanings specified in the Limited Partnership agreement governing the Partnership (the "Partnership Agreement") as in effect on the date hereof.

     2. The Partnership agrees to bear all Operating Expenses (as hereinafter defined) of the Management Company which are attributable to the Partnership on the terms and conditions herein set forth. To the extent that the Management Company pays or has paid such Operating Expenses attributable to the Partnership, the Partnership will reimburse the Management Company. Operating Expenses include all expenses incident to operating the business of the Partnership including, but not limited to, expenses incurred in investigating and monitoring investments for the Partnership; any taxes which may be assessed against the Partnership; outside accountants and auditing expenses; custodian's fees; commissions or brokerage fees or similar charges incurred in connection with the purchase and sale of securities (including any merger fees payable to third parties); interest expense for borrowed money; all expenses attributable to the Partnership relating to litigation and threatened litigation involving the Partnership; normal and extraordinary investment banking, legal and accounting services provided to the Partnership, unless such services are provided by employees of the Management Company; all expenses incurred in connection with the organization of the Partnership; and all other nonrecurring or extraordinary expenses attributable to the business of the Partnership. In addition, if the Management Company's duties under this Agreement necessitate the renting of office space in addition to the premises already occupied by the Management Company, or the purchase of additional equipment, such expenses shall be considered operating expenses of the Partnership. Expenses payable by the Management Company for which it will not be reimbursed by the Partnership include compensation of employees of the Management Company (including salaries of the general partners of the Management Company in their capacity as employees of the Management Company) and expenses associated with the Management Company's office space, equipment and facilities (including its telephone system).

     3. The Management Company agrees to maintain a staff trained and experienced in the business of providing financial support and business counsel. Such staff shall be adequate for the performance of the Management Company's duties under this Agreement. Services to be rendered by the Management Company shall include identification of potential investments to be made by the Partnership, the provision of administrative, accounting and clerical services to the Partnership, the coordination of consultants in connection with the acquisition of investment opportunities, and the provision of advisers and consultants for the management of investment opportunities acquired by the Partnership. The Management Company shall also render assistance within the areas of expertise of its staff. In addition to the services of its own staff, the Management Company will arrange for and coordinate the services of other professionals and consultants as the General Partner of the Partnership may deem appropriate. The management, policies and operations of the Partnership shall be the responsibility of the General Partner acting pursuant to and in accordance with the Partnership Agreement and all decisions relating to Partnership matters, including the selection and management of the Partnership's investments, shall be made by the General Partner acting pursuant to and in accordance with the Partnership Agreement.

     4. Subject to the limitations set forth below, the Partnership shall pay the Management Company a quarterly management fee (the "Management Fee") which shall be, for each fiscal quarter, an amount equal to 0.25% of the Net Asset Value of the Partnership as of the last day of the fiscal quarter. The Management Fee is payable as of the close of the last day of the fiscal quarter and is subject to year-end adjustment in connection with the Partnership's audit.

     5. Commencing on the date hereof, services shall be performed hereunder for the term of the Partnership as set forth in the Partnership Agreement (including any extensions thereof) plus one year from the end of said term or until such time as liquidation of the Partnership is completed, whichever is sooner. However, if the Partnership is dissolved prior to expiration of its specified term, this Agreement shall terminate one year from the date of such dissolution or upon completion of the liquidation of the Partnership, whichever is sooner.

     6. This Agreement may also be terminated without cause and without penalty at any time on 180 day's prior written notice to the Partnership.

     7. To the extent permitted by state or federal law, the Management Company shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction by the Management Company if the Management Company, in good faith, determined that such course of conduct was in the best interests of the Partnership and such course of conduct did not constitute gross negligence or misconduct of the Management Company. To the extent permitted by state or federal law, the Management Company shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses, and amounts paid in settlement of any claims sustained by it in connection with the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys' fees, and other costs or expenses incurred in connection with the defense or settlement of any actual or threatened action, proceeding or claim, provided that the same was not the result of gross negligence or misconduct on the part of the Management Company.

     8. This Agreement can be modified or amended only by a writing signed by the parties hereto and only with the written consent of a Majority in Interest of the Limited Partners of the Partnership, determined as provided in the Partnership Agreement.


                              EWING & PARTNERS


                              By:  /S/TIMOTHY G. EWING
                                   -----------------------
                                   Timothy G. Ewing
                                   Managing Partner

VALUE PARTNERS, LTD.

By:  Ewing & Partners,
     General Partner



By:  /S/TIMOTHY G. EWING
     ----------------------------------
     Timothy G. Ewing, Managing Partner